UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2007
SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws of South Carolina	I.R.S. Employer Identification No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 15, 2007, the Board of Directors of Sonoco Products Company (the “Company”) approved the adoption of a supplemental defined contribution retirement plan (the “Plan”) for officers appointed on or after January 1, 2008. Current officers, including named executive officers, already participate in a defined benefit supplemental retirement plan; accordingly, they are not eligible for this new arrangement.
When an executive is promoted to an officer of the Company after January 1, 2008, he or she will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit already provided to employees whose wages exceed the annual limit for qualified retirement programs). For officers eligible under the Plan, the Company will make an annual contribution equal to ten percent of the prior year’s salary and earned bonus. Seventy-five percent of this contribution will be in the form of a fixed interest account earning 120% of the then current IRS applicable federal long-term rate and twenty-five percent will be in the form of Sonoco restricted stock units, including any dividend equivalents thereon.
Contributions and earnings under the new plan will vest after five years of officer service and attainment of age 55. Payment of an officer’s account at retirement will be in both cash and stock in direct proportion to each component’s account value at retirement and will be paid in either a single lump sum or over a limited period of time, as elected by the officer.
Also on October 15, 2007, the Company’s Board of Directors approved the appointment of Philippe R. Rollier to the Audit Committee and the Employee and Public Responsibility Committee of the Board. Mr. Rollier was elected to the Board of Directors on July 17, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY
Date: October 16, 2007	By:	/s/ C.J. Hupfer
C.J. Hupfer
Senior Vice President and Chief Financial Officer

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